TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

October 3, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549
United States

Dear Sirs:

Change of Auditor of AMG Oil Ltd. (the "Company")

We acknowledge receipt of a Notice of Change of Auditor (the "Notice") dated October 3, 2007 given by the Company to ourselves and Smythe Ratcliffe, Chartered Accountants.

Based on our information as to this date, we agree with the statements set out in the Notice.

Yours truly,

TELFORD SADOVNICK, P.L.L.C.

Aaron H. Sadovnick, CPA

AHS/skl

Sixth Floor, 543 Granville Street
Vancouver, British Columbia, Canada V6C 1X8
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